Cova Financial Life Insurance Company
                            4100 Newport Place Drive
                         Newport Beach, California 92662




ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The term "Contract" also refers to a Policy or Certificate. The effective date of this Endorsement is February 5, 2001.

On the effective date the name of the Company shall be changed to MetLife Investors Insurance Company of California.

All other terms and conditions of the Contract remain unchanged.

Cova Financial Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



CC-4435 (12/00)